Exhibit 99.02

7000 Cardinal Place
Dublin, OH 43017

FOR IMMEDIATE RELEASE
www.cardinal.com

Media:	Jim Mazzola	Investors:	Jim Hinrichs
	(614) 757-3690		(614) 757-7828
	jim.mazzola@cardinal.com		jim.hinrichs@cardinal.com

CARDINAL HEALTH UPDATES LONG-TERM AND FISCAL 2006 EPS OUTLOOK;
DOUBLES QUARTERLY DIVIDEND, AUTHORIZES $1 BILLION SHARE REPURCHASE

Narrows Fiscal 2005 EPS to upper half of $3.10-3.20 range

DUBLIN, Ohio, June 27, 2005 — Cardinal Health, Inc. (NYSE: CAH), the leading provider of products and services supporting the health-care industry, today updated its long-term and fiscal 2006 earnings-per-share outlook and announced plans to return nearly $1.1 billion to shareholders through share repurchases and the doubling of its dividend.

The company also said earnings per share excluding special items and non-recurring charges for the current fiscal year, ending June 30, would reach the upper half of the $3.10 to $3.20 range it previously announced. (See “Non-GAAP Financial Measures” for more information about earnings per share excluding special items and non-recurring charges, which is a non-GAAP measure.)

Over the long term, Cardinal Health expects earnings per share excluding special items and non-recurring charges to grow 12 percent to 15 percent annually with an annual goal of returning 50 percent of operating cash flow to shareholders through share buy-backs and dividends. During the next several years, the company’s goal is to increase dividends to up to 20 percent of earnings per share, from the less than
4-percent rate paid in the current fiscal year-to-date.

For fiscal 2006 that begins July 1, earnings per share excluding special items and non-recurring charges are expected to be $3.30 to $3.55 as Cardinal Health increases investments to support future growth and manages ongoing transitions in certain businesses.

The company’s board of directors has approved a $1 billion share repurchase program and the initial dividend increase to 6-cents-per-share for the current quarter. The dividend is payable on July 15 to shareholders of record as of July 1. Based on this rate, the company expects fiscal 2006 dividends to total $0.24 per share, a doubling of the company’s previous annual dividend policy of $0.12 per share. Cardinal Health has paid a 3-cent-per-share quarterly dividend since July 15, 2003, and had previously announced a 3-cent-per-share

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Cardinal Health Updates Long-Term and Fiscal 2006 EPS Outlook

dividend for the current quarter. Future dividends are subject to approval by Cardinal Health’s board.

“Cardinal Health will continue to focus during fiscal 2006 on the substantial opportunities for organic growth in our core businesses,” said Robert D. Walter, chairman and chief executive officer. “We have set priorities for the investments necessary to better serve our health-care customers, and we believe our revised EPS outlook reflects the proper balance of short-term profitability goals and sustaining long-term leadership. Our long-term confidence is evident in the goals we’ve set to increase share repurchases and raise dividends over the next several years.”

During fiscal 2006, the company plans to increase investments in the research and development of new products in all segments, particularly in Clinical Technologies and Services, and make infrastructure improvements to enhance efficiency and customer service. These investments are expected to increase Cardinal Health’s long-term competitive position and add to profitability, substantially beginning in fiscal 2007. Strong cash flow from operations, combined with lower working capital requirements is expected to create the cash necessary to fund increased dividends and the repurchase of shares.

Cardinal Health said results for fiscal 2006 are expected to be lower than its long-term expectations due to the investments it will make during the year, branded pharmaceutical vendor margins below long-term expectations and the ongoing transitions in its Pyxis products and sterile-manufacturing businesses.

Conference Call
Cardinal Health Chief Financial Officer Jeff Henderson will host a conference call at 11 a.m. Eastern Daylight Time (EDT) to discuss today’s announcement. To access the call, go to the Investors page at www.cardinalhealth.com. The conference call also may be accessed by calling 706-634-5100, passcode 7380084. An audio replay will be available until 11 p.m. on June 30 at 706-645-9291, passcode 7380084. A transcript and audio replay will also be available at www.cardinalhealth.com.

About Cardinal Health

Cardinal Health, Inc. (www.cardinalhealth.com) is the leading provider of products and services supporting the health-care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals and medical, surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 55,000 people on six continents and produces annual revenues of more than $65 billion.

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Non-GAAP Financial Measures
Earnings per share excluding special items and non-recurring charges is a non-GAAP financial measure. Earnings per share excluding special items and non-recurring charges is calculated by adjusting to remove the effects of special items after tax and non-recurring charges after tax from earnings from continuing operations, and dividing the resulting number by the weighted average number of shares outstanding in the relevant period.

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Cardinal Health Updates Long-Term and Fiscal 2006 EPS Outlook

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the integration of acquired businesses; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays in implementing its global restructuring program; difficulties in opening new facilities or fully utilizing existing capacity; difficulties and uncertainties associated with business model transitions, including the conversion of margin generated from branded pharmaceutical manufacturers to non-contingent consideration; general economic and market conditions; with respect to future dividends, the decision by the board of directors to declare such dividends, which is expected to consider Cardinal Health’s surplus, earnings, cash flows, financial condition and prospects at the time any such action is considered; and, with respect to future share repurchases, the approval of the board of directors, which is expected to consider Cardinal Health’s then-current stock price, earnings, cash flows, financial condition and prospects as well as alternatives available to Cardinal Health at the time any such action is considered. Cardinal Health undertakes no obligation to update or revise any forward-looking statement.